Exhibit 10.21

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

THIS ACCOUNTS RECEIVABLE PURCHASE AGREEMENT (this “Agreement”) is made on this 11th day of March, 2009, by and between REPUBLIC CAPITAL ACCESS, LLC, a Delaware limited liability company having its principal place of business at 1818 Library Street, Reston, Virginia 20190 (“Buyer”), and Lattice Incorporated, Ricciardi Technologies, Inc. and Systems Management Engineering, Inc. having its principal place of business at 2411 Dulles Corner Park, Suite 220, Herndon, VA 20171 (collectively “Seller”).

WHEREAS, Buyer and RCA have performed, or have caused to be performed, all necessary due diligence and have determined that Seller is an Eligible Contractor; and

WHEREAS, Seller desires to sell certain Receivables that it now owns and from time to time hereafter will own to Buyer, and Buyer is willing, on the terms and subject to the conditions contained in this Agreement, to purchase such Receivables from Seller at such time; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1    Definitions. Certain terms used in this Agreement are defined in this Section 1.1.  These terms, and the additional terms defined above, shall have the meanings assigned wherever the terms appear in this Agreement. These meanings are also applicable to the singular and plural forms of the terms defined.

“Acceptance Date” shall have the meaning set forth in Section 2.2 hereof.

“Account Balance” shall mean, on any given day, the gross amount of all the Purchased Receivables or any portion thereof unpaid on that day.

“Account Debtor” shall have the same meaning set forth in the UCC and shall include any person liable on any Purchased Receivable, including, without limitation, the Government and any guarantor of such Purchased Receivable.

“Accrual Period” shall mean, with respect to any Residual Payment Date, the period from, and including, the immediately preceding Residual Payment Date through, but excluding, such Residual Payment Date; provided, however, that the initial Accrual Period shall commence on the date hereof.

“Applicable Law” shall mean all provisions of laws, statutes, rules, regulations, codes, ordinances, judgments, writs, decrees and orders of any Governmental Authority or arbitrator applicable to the Person in question, including judgments, writs, decrees and orders of all courts and arbitrators in Proceedings in which the Person in question is a party.

“Anticipated Collection Date” shall mean, with respect to any Purchased Receivable, the date which Buyer estimates in good faith to be the date that all Collections related to such Eligible Receivable will be directly deposited to the Segregated Account by the Account Debtor.

“Assignment of Claims Act” shall mean the United States Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

“Availability Period” shall mean the period from and including the date hereof to December 31, 2009, subject to the term of the Seller’s government contracts, provided, however, that if the term of this Agreement is extended in accordance with Section 10.10 hereof, the Availability Period will be extended as determined by Buyer in its sole discretion.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banking institutions in the City of New York are authorized or obligated by Applicable Law to close.

“Buyer Indemnified Liabilities” shall have the meaning set forth in Section 10.3.1 hereof.

“CBH” shall mean Cherry, Bekaert & Holland, L.L.P., or such other Person that KBC approves in writing in its sole discretion that performs the obligations of Cherry, Bekaert & Holland, L.L.P. under the Collateral Review Agreement.

“Collateral Review Agreement” shall mean the Letter of Arrangement dated as of December 31, 2008 between CBH and the Buyer.

“Collections” shall mean all amounts received with respect to the Purchased Receivables, including scheduled payments (whether received in whole or in part; whether related to a current, future or prior due date; or whether paid voluntarily by an Account Debtor or received in connection with the realization of the amounts due under any Purchased Receivable or upon the sale or disposition of any property acquired in respect thereof), all partial payments, all full prepayments and all recoveries.

“Compliance Certificate” shall mean a certificate, in a form provided by Seller to Buyer, which contains the certification of an officer of Seller that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Confirmation List” shall mean a list, made either in writing or via email, delivered to Seller on the Acceptance Date that shall set forth (i) each Eligible Receivable Buyer agrees to purchase pursuant to any related Offer Notice and (ii) the Initial Purchase Price that shall be paid to Seller with respect to each such Eligible Receivable.

“Contract Disputes Act” shall mean the Contract Disputes Act of 1978, 41 U.S.C. §§ 601-613, as amended.

“Contractor Review Agreement” shall mean that certain Letter Agreement dated as of January 9, 2009 between the Underwriter and RCA.

“DCAA” shall mean the Defense Contract Audit Agency of the United States Government.

 “Deemed Collections” shall mean all reductions, adjustments, discounts, credits, allowances, rebates, refunds, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable.

“Direct Costs” shall have the meaning ascribed to such term in 48 C.F.R. Section 2.101.

“Discount Factor” shall have the meaning set forth in Section 3.5 hereof.

“Discount Factor Rate” shall have the meaning set forth in Section 3.5 hereof.

“Eligible Contractor” means a Person that (a) is a U.S. resident or Person organized under the laws of any state of the United States, (b) is not an affiliate of RCA or Buyer, (c) is a party to a contract with an Account Debtor pursuant to which it is entitled to receive payments from such Account Debtor, (d) has been deemed to be “responsible” in accordance with the FAR and to have been determined by the Account Debtor to be satisfactory after reviewing the United States Government Contractor Performance Assessment Reporting System, (e) has not been notified of the reduction or suspension of contract payments upon a finding of fraud, or of the investigation of fraud, pursuant to FAR 32.006, (f) does not have a billing rate error of more than two percent (2%) with respect to billings to the Government within the last twelve (12) months prior to the purchase of any receivable generated by such Contractor by RCA, (g) has not experienced any set-off or withholding of funds under any contract with the Account Debtor as a result of a failure to pay its employees in accordance with any federal wage and hour statutes, including, but not limited to, the Service Contract Act, 41 U.S.C. § 351 et seq., or the Contract Work Hours and Safety Standards Act, 40 U.S.C. § 3701 et seq., nor has it been notified of an investigation of the foregoing matters, (h) has not experienced any set-off or withholding of funds under any contract with the Account Debtor as a result of its Indebtedness to the Account Debtor, including any monies owed for overpayment by the Account Debtor, nor has it been notified of an investigation of such matter, (i) has been reviewed and approved pursuant to the Contractor Review Agreement at least annually, and (j) satisfies all of the representations and warranties it makes under this Agreement.

“Eligible Receivable” A bona fide receivable arising from an invoice that has been sent to and approved for payment by an Account Debtor (to the extent required by Buyer) pursuant to a contract between an Account Debtor, as obligor, and an Eligible Contractor, and all Related Security thereof: (a) that is either (i) a “Service Contract” (as defined in FAR 37.101) between an Eligible Contractor and the Account Debtor, provided, however, that an Eligible Receivable shall not be deemed to arise from a construction contract, or (ii) a contract between an Eligible Contractor and the Account Debtor for the delivery of products, provided that the delivery of such products can be verified by Buyer; (b) that has been purchased by the Buyer from the Seller in accordance with this Agreement; (c) that has been executed by an authorized officer of the Eligible Contractor who has verified that adequate funds are available and no appropriations approval is required for the Eligible Contractor to enter into the contract; (d) that satisfies all of the criteria of any due diligence review conducted by Buyer, RCA, CBH or the Underwriter; (e) that is denominated and payable only in U.S. dollars by electronic funds transfer and only in the United States and no later than the later of (i) sixty (60) days from the Account Debtor’s receipt of the invoice and (ii) sixty (60) days after the Account Debtor has accepted the supplies delivered or the services performed to which the invoice relates; (f) that has been validly assigned to Buyer pursuant to the Assignment of Claims Act, and all payments with respect thereto have been validly been directed to be made directly to the Segregated Account; (g) with respect to which, immediately following the transfer of such Eligible Receivable to Buyer as contemplated by this Agreement, the Borrower shall have good title to such Eligible Receivable, free and clear of any Liens; (h) the sale and assignment of which by Seller to Buyer does not contravene or conflict with any applicable laws or contractual obligation or other restriction, limitation or encumbrance, and do not require any consent that has not been obtained; (i) the contracts, documents, instruments and other items with respect to which (i) contain customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for the practical realization against any related collateral or purchased assets of the benefits of the security or ownership thereof and (ii) do not contain any confidentiality (or any other) provisions that would restrict the ability of Buyer to exercise its powers,  rights and remedies under this Agreement; (j) as to which the right to receive payments thereunder is an “account” or a “payment intangible”, within the meaning of the UCC; (k) which arises under contracts, documents, instruments and other items that (i) have been duly authorized, are in full force and effect and constitute the legal, valid and binding obligations of the related Account Debtor and Eligible Contractor, enforceable against such Account Debtor and Eligible Contractor in accordance with their terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity) and (ii) are not subject to any dispute, claim, defense, offset or counterclaim; (l) as to which no portion of the Related Security has been released (in whole or in part) from any Lien or security interest therein granted by the related Account Debtor to the Eligible Contractor; (m) which, together with the contracts, documents, instruments and other items related thereto, do not contravene in any material respect any Applicable Laws; (n) which arises under contracts, documents, instruments and other items, none of the parties to which have done or failed to do anything that would or might permit any other party thereto (other than the Borrower in exercising its rights or remedies thereunder) to terminate any such contracts, documents, instruments and other items or to suspend or reduce any payments or obligations due or to become due thereunder at any time after it becomes an Eligible Receivable; and (o) which at no point in time has failed to meet each of the criteria to constitute an Eligible Receivable set forth in subsections (a) through (m) above. Notwithstanding anything in this definition to the contrary, the first three (3) invoices or the last invoice with respect to any contract shall not be deemed an “Eligible Receivable” unless (i) any such receivable is submitted and validated through a web-based system such as “Wide Area Workflow” (WAWF) or (ii) KBC, in its sole discretion, is satisfied with the verbal confirmation that KBC has received from an appropriate government official that any such receivable is proper and will be submitted for payment.

“Enrollment Fee” shall have the meaning set forth in Section 3.1 hereof.

“Environmental Law” shall mean all requirements of applicable law and any permit, approval, authorization, license, concession or permission from any governmental authority imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous requirements of law and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K−6 et seq.).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as codified at 29 U.S.C. § 1001 et seq. and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 9.1 hereof.

“Face Amount” shall mean, with respect to a Purchased Receivable, the face amount of such Purchased Receivable as of the date Buyer shall have delivered the Initial Purchase Price to Seller related to such Purchased Receivable.

“FAR” means the United States Federal Acquisition Regulations, 48 C.F.R. 1.00 et seq.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to releases of the Financial Accounting Standards Board, or other authoritative pronouncements).

“Government” means the United States of America or any agency or instrumentality thereof.

“Government Contract” means any prime contract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that are currently active in performance between Seller, as an Eligible Contractor, and the Government, which shall result in Eligible Receivables owed to Seller which may be purchased by Buyer in accordance with this Agreement. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” shall mean quotations, bids and proposals for awards of new Government Contracts made by Seller for which no award has been announced and for which Seller believes there is a reasonable prospect that such an award to Seller may yet be made.

“Governmental Authority” shall mean any federal, state, municipal, local or other governmental or regulatory department, commission, board, bureau, agency, instrumentality, court or tribunal, in each case whether of the United States of America, any political subdivision thereof or any foreign jurisdiction.

“Indebtedness” shall mean, with respect to any Person, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all other obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all other obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (d) all obligations to pay the deferred purchase price of property or services, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all matured obligations under any swap, cap, collar, forward purchase or similar hedging agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, (g) all obligations of such Person under all leases which are capitalized in accordance with GAAP and any financing leases involving substantially the same economic effect, (h) any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing, or indemnifying any Person against losses in respect of, any Indebtedness of any other Person, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (j) all other obligations that would be recorded on a person’s balance sheet as a liability in accordance with GAAP.

“Indirect Costs” shall have the meaning ascribed to such term in 48 C.F.R. Section 2.101.

“Initial Purchase Price” shall have the meaning set forth in Section 2.3.1 hereof.

“Initial Purchase Price Rate” shall have the meaning set forth in Section 2.3.1 hereof.

“KBC” shall mean KBC Bank, N.V., a banking institution organized under the laws of the Kingdom of Belgium, acting through its New York Branch.

“Lien” shall mean any lien, security interest or other charge, encumbrance, or other type of preferential arrangement having the practical effect of a lien or security interest, of or on any assets or properties of any Person in favor of any other Person, including a conditional sale or title retention agreement.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, condition (financial or otherwise), or prospects of Seller and/or the Purchased Receivables that could materially adversely affect (a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of Seller, (b) the ability of Seller to perform any of its obligations under this Agreement, (c) the rights and remedies of Buyer under this Agreement, (d) the value, existence or ownership of the Purchased Receivables or (e) the collectability of the Purchased Receivables.

“Offer Notice” shall mean a notice, made either in writing or via email, delivered to Buyer by Seller through which Seller shall offer to sell Eligible Receivables for an amount greater than or equal to ten thousand dollars ($10,000).

“PAF Rate” shall have the meaning set forth in Section 3.3 hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA and maintained or contributed to by Seller, or any other plan covered by Title IV of ERISA that covers the employees of Seller.

“Proceeding” shall mean any action, suit, proceeding or litigation in equity or at law, or any other judicial or administrative proceeding or investigation.

“Program Access Fees” shall have the meaning set forth in Section 3.3 hereof.

“Program Continuance Fee” shall have the meaning set forth in Section 3.4 hereof.

“Purchased Receivables” shall mean all Eligible Receivables arising out of any invoice and other agreements identified on or delivered with any Receivables Invoice delivered by Seller to Buyer which Buyer elects to purchase pursuant to Section 2.2 hereof.

“RCA” shall mean RCA Funding, LLC.

“Receivables” shall mean (i) all of Seller’s receivables listed on any Receivables Invoice and all rights to, but not the obligations under, such contracts and any and all rights and security arising thereunder, (ii) all monies due or to become due with respect to the foregoing and (iii) all books and records related to any of the foregoing.

“Receivables Invoice” shall have the meaning set forth in Section 2.1 hereof.

“Related Security” shall mean, with respect to any Eligible Receivable or other receivable, all of the Seller’s right, title, interest and remedies in, to and under any and all contracts, documents, instruments and other items related thereto, and all proceeds of the foregoing, including, without limitation, (i) the right of the Seller to receive all scheduled and unscheduled payments of all amounts payable in connection with such Eligible Receivable or other receivable, (ii) the right, if any, of the Seller to cause the repurchase of the Seller’s interest in such Eligible Receivable or other receivable  and to receive the purchase price, (iii) the right to enforce the Seller’s rights and remedies any purchase and sale, transfer or other applicable assignment agreement, if any, with respect thereto, (iv) all Liens or security interests and property subject thereto from time to time purporting to secure any of the foregoing rights or interests, and the right to all collections in respect thereof, if any, (v) all guarantees, casualty and other insurance policies (including, without limitation, the right to receive all returned premiums related thereto) and other agreements or arrangements of whatever character from time to time supporting or securing or otherwise related to such Eligible Receivable or other receivable and the related contracts, documents, instruments and other items related thereto, (vi) all Collections and all accounts to which Collections in respect of such Eligible Receivable or other receivable are deposited (including the Segregated Account), (vii) all other information, documents, instruments, servicing files, records and computer-readable media, personal property, contract rights, servicing rights, escrow funds, and general intangibles of whatsoever kind evidencing, comprising or relating to the ownership or transfer of such Eligible Receivable or other receivable or the servicing thereof and all other documents or instruments delivered to the Seller with respect thereto and (viii) all proceeds of the foregoing.

“Residual Calculation Date” shall mean the second business day immediately following the date that any Collections are collected with respect to any Purchased Receivable; provided that the amount of such Collections exceed the sum of the Initial Purchase Price of such Purchased Receivable, plus the Discount Factor related to such Purchased Receivable, plus any accrued Program Access Fees owed during the applicable Accrual Period.

“Residual Payment Date” shall mean the Business Day immediately following the Residual Calculation Date.

“Residual Purchase Price” shall have the meaning set forth in Section 2.3.2 hereof.

“Sale and Contribution Agreement” shall mean that certain Sale and Contribution Agreement dated as of January 20, 2009, by and between RCA, as purchaser, and Buyer, as seller.

“Segregated  Account” shall mean that segregated bank account, located at KBC, specified by Buyer to Seller, in which any and all Collections shall be deposited.

“Seller Obligations” shall mean all advances, financial accommodations, liabilities, obligations, covenants and duties owing, arising, due or payable by Seller to Buyer of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising and however acquired, including, without limitation, all Initial Purchase Prices, Program Access Fees, interest, Deemed Collections, fees, expenses, professional fees and attorneys’ fees and any other sums chargeable to Seller hereunder or otherwise.

“Solvent” means, with respect any Person, that as of any day, both (a) (i) the sum of such Person’s debts (including contingent and unliquidated liabilities) does not exceed the present fair saleable value of such Person’s present assets (both at fair value and fair saleable value); (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on such day; and (iii) such Person has not incurred and does not intend to incur, and believes that it will not incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is  “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5)

“Termination Fee” shall have the meaning set forth in Section 3.2 hereof.

“Truth in Negotiations Act” shall mean the Truth in Negotiations Act of 1962, 10 U.S.C. § 2306(a), 41 U.S.C. § 254(b), as amended.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Purchased Receivables under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Underwriter” shall mean Credit Risk Management LLC.

“Unpurchased Receivable” shall mean any Receivable that is not a Purchased Receivable.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title II of Pub. L. 107-56 (signed into law October 26, 2001)).

SECTION 2
PURCHASE AND SALE OF RECEIVABLES

2.1    Delivery of Invoices; Validation of Receivables.  During Availability Period, and simultaneously with the delivery of the same to any Account Debtor, Seller shall deliver to Buyer and KBC any and all invoices prepared relating to Receivables arising under contracts with an Account Debtor for which Seller has assigned the rights to receive payments therefrom to Buyer or Buyer’s designee (each, a “Receivables Invoice”). Upon receipt of any Receivables Invoices, Buyer shall perform, or shall cause another Person to perform, any and all due diligence necessary to determine which Receivables set forth in the Receivables Invoices are Eligible Receivables.

2.2    Offer and Acceptance of Receivables.  At any time during the Availability Period, provided that there does not then exist any Event of Default or any event that, with notice, lapse of time or otherwise, would constitute an Event of Default, Seller may deliver to Buyer an Offer Notice; provided, however, that Seller shall not deliver more than three (3) Offer Notices to Buyer in any calendar week. Within two (2) Business Days of Buyer’s receipt of an Offer Notice (the “Acceptance Date”), Buyer shall (i) deliver to Seller a Confirmation List and (ii) and pay to Seller by wire transfer an amount equal to the Initial Purchase Price of each Eligible Receivable set forth on such Confirmation List, it being hereby agreed to and accepted that the satisfaction of items (i) and (ii) above shall evidence Buyer’s acceptance to purchase the Eligible Receivables set forth on the Confirmation List. Notwithstanding the foregoing, Buyer shall have no obligation to purchase all or any portion of Eligible Receivables set forth in any Offer Notice or to give a Confirmation List. Upon Buyer’s acceptance of any Eligible Receivable as set forth in this Section 2.2, such Eligible Receivable shall become a “Purchased Receivable”; provided, however, that it shall be a condition to the payment of each Initial Purchase Price that: (i) all of the conditions, representations, warranties and covenants set forth herein be true and correct on and as of the Acceptance Date as though made at and as of each such date, and (ii) no Event of Default, or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default, shall have occurred and be continuing, or would result from the payment of such Initial Purchase Price.

2.3    Purchase Price of Receivables.

2.3.1 Initial Purchase Price.  As set forth in Section 2.2 hereof, Buyer shall pay to Seller an amount equal to ninety percent (90%) (the “Initial Purchase Price Rate”) of the Face Amount of each Eligible Receivable set forth in any Confirmation List (each, an “Initial Purchase Price”). Throughout the term of this Agreement, Buyer shall have the right to adjust the Initial Purchase Price Rate in its sole discretion upon consideration of certain factors as set forth in Exhibit A attached hereto.

2.3.2 Residual Purchase Price.  Provided that there does not then exist an Event of Default or any event or condition that, with notice, lapse of time or otherwise, would constitute an Event of Default, Buyer shall pay to Seller by wire transfer on the Residual Payment Date, the amount, if any, which Buyer owes to Seller on such Residual Payment Date, according to the accounting prepared by Buyer as of such Residual Calculation Date (the “Residual Purchase Price”). For each individual Purchased Receivable, the Residual Purchase Price shall be an amount equal to: (A) the total amount of Collections related to such Purchased Receivable as of the Residual Calculation Date; minus (B) the sum of (i) the Initial Purchase Price paid for such Purchased Receivable, plus (ii) the Discount Factor owed with respect to such Purchased Receivable, plus (iii) the total as of the Residual Calculation Date of (a) any and all accrued and unpaid Program Access Fees multiplied by a fraction, the numerator of which is equal to the total amount of Collections collected in such applicable Accrual Period and the denominator of which is the average daily Account Balance during such applicable Accrual Period, (b) Deemed Collections related to such Purchased Receivable, and (c) any other amounts due, including professional fees and expenses, as set forth in Section 10.2 hereof for which oral or written demand has been made by Buyer to Seller as of the Residual Calculation Date to the extent Buyer has agreed to accept payment thereof by deduction from the Residual Purchase Price.

2.4    Effectiveness of the Sale to Buyer.  Effective upon Buyer’s payment of the Initial Purchase Price, and for and in consideration therefore and in consideration of the covenants of this Agreement, Seller hereby absolutely sells, transfer and assigns to Buyer, all of Seller’s right, title and interest in and to each Purchased Receivable and any Related Security and all monies due or which may become due on or with respect to such Purchased Receivable and any Related Security. Buyer shall be the absolute owner of each Purchased Receivable and any Related Security. Buyer shall have, with respect to any goods related to the Purchased Receivable and any Related Security, all the rights and remedies of an unpaid seller under the UCC and other applicable laws, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.5    Unpurchased Receivables.  In the event that any collections deposited into the Segregated Account relate to an Unpurchased Receivable, Buyer shall remit, or shall cause RCA or KBC to remit, all such collections to Seller within the three (3) Business Days immediately following such collection. Buyer, in its sole discretion, may charge a fee to cover any and all administrative costs related to the collection and remittance of any Unpurchased Receivables.

2.6    True Sales.

2.6.1 Each of Buyer and Seller intend the transactions hereunder to constitute true sales of Purchased Receivables by Seller to Buyer providing Buyer with the full benefits of ownership thereof, and no party hereto intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a loan from or through Buyer to Seller.

2.6.2 In the event, but only to the extent, that the conveyance of Purchased Receivables by Seller hereunder is characterized by a court or other governmental authority as a loan rather than a sale, Seller shall be deemed hereunder to have granted to Buyer effective as of the date of the first purchase under this Agreement, a security interest in all of Seller’s right, title and interest in, to and under all of the Purchased Receivables sold by it, whether now or hereafter owned, existing or arising. Such security interest shall secure any and all rights of, and payments owed to, Buyer under this Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent. Buyer shall have, with respect to the property described in this Section 2.6.2, and in addition to all the other rights and remedies available to Buyer under this Agreement and applicable law, all the rights and remedies of a secured party under the UCC, and this Agreement shall constitute a security agreement under applicable law.

SECTION 3
FEES; ACCOUNTING

3.1    Enrollment Fee. Immediately upon the execution of this Agreement, Seller shall pay to Buyer an amount equal to Twelve Thousand and Five Hundred dollars ($12,500.00) (the “Enrollment Fee”) in consideration of Buyer’s commitment to purchase Receivables hereunder.

3.2    Termination Fee.  In the event that Seller terminates this Agreement prior to the end of the term of this Agreement as set forth in Section 10.10 hereof, Seller shall pay to Buyer an amount equal to Zero dollars ($0) (the “Termination Fee”) in consideration for such early termination of this Agreement. The Termination Fee shall be paid to Buyer within twenty (20) days of such early termination, and may be charged to Seller directly or offset from any Residual Purchase Price or Unpurchased Receivable payments owed to Seller at or after the time at which such Termination Fee arises.

3.3    Program Access Fees.  On each Residual Payment Date, Buyer shall, or shall cause KBC to, deduct from any Collections an amount equal to the sum of ..0226% (the “PAF Rate”) of the daily ending Account Balance for each day during the applicable Accrual Period (the “Program Access Fees”). At all times throughout the term of this Agreement, as set forth in Section 10.10 hereof, Buyer shall have the right to adjust the PAF Rate as Buyer may deem necessary to account for any material changes in the direct, third party charges that are payable by Buyer in connection with the Purchased Receivables, including, without limitation, any servicing fees, underwriting fees and licensing fees; provided, however, that the PAF Rate shall be adjusted no more frequently than once per calendar quarter. Buyer shall provide Seller with thirty (30) days prior written notice of any such change.

3.4    Program Continuance Fee.  Throughout the term of this Agreement, as set forth in Section 10.10 hereof, Seller shall pay to Buyer a quarterly fee equal to Two Thousand Five Hundred dollars ($2,500.00 ) if the Average Account Balance for each day is less than One Million Five Hundred Thousand dollars ($1,500,000.00), (the “Program Continuance Fee”); provided, however, that Buyer, may reduce, in whole or in part, the Program Continuance Fee assessed in a given calendar quarter based on Buyer’s review of the collectability of the Purchased Receivables and the amount of Receivables Seller elects to sell to Buyer hereunder.

3.5    Discount Factor. On each Residual Payment Date, Buyer shall, or shall cause to, deduct from any Collections an amount equal to .35% (the “Discount Factor Rate”) of the Face Amount of each Purchased Receivable for which the Residual Purchase Price, if any, is paid on such Residual Payment Date (the “Discount Factor”). At all times throughout the term of this Agreement, as set forth in Section 10.10 hereof, Buyer shall have the right to adjust the Discount Factor Rate in its sole discretion as Buyer may deem necessary to account for changes in the Buyer’s cost of funds or based on Buyer’s collection experience on all invoices purchased from Seller; provided, however, that the Discount Factor Rate may only be adjusted as of the first day of each calendar month. Buyer shall provide Seller with thirty (30) days prior written notice of any such change.

3.6    Accounting.  Buyer shall prepare and send to Seller on each Residual Calculation Date, an accounting of the transactions as of such Residual Calculation Date, including the amount of all Purchased Receivables, Collections and Program Access Fees. The accounting shall be deemed correct and conclusive unless Seller makes written objection to Buyer within [thirty (30)] days after Buyer delivers the accounting to Seller.

SECTION 4
NO RECOURSE; DEEMED COLLECTIONS

4.1    No Recourse.  Subject to Section 4.2 hereof, the purchase and sale of Receivables under this Agreement shall be without recourse to Seller for non-payment of Purchased Receivables due to credit problems of the Account Debtor; provided, however, that Seller shall be liable to Buyer for (i) any and all fraudulent statements related to any Receivable contained in the Receivables Invoices or otherwise and (ii) all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, it being understood that such Obligations of Seller will not arise on account of the failure of the Account Debtor for credit reasons to make any payment in respect of a Purchased Receivable.

4.2    Deemed Collections; Repurchase

4.2.1 If on any day the Account Balance is reduced or adjusted as a result of any defective, rejected or returned merchandise or services, any cash discount, any credit, any incorrect billing, pricing adjustment or any other adjustment by Seller or is reduced or canceled as a result of a setoff in respect of any claim by the Account Debtor thereof against Seller (whether such claim arises out of the same or a related or unrelated transaction) or as a result of any dispute or any obligation of Seller to pay to the related Account Debtor any rebate or refund, or to rework any product or service, Seller shall directly deposit into the Segregated Account in immediately available funds an amount equal to the Deemed Collections of such reduction or adjustment.

4.2.2 If on any day any of the representations or warranties herein are not true with respect to any Purchased Receivable as of the date it was sold hereunder, Seller shall directly deposit into the Segregated Account in immediately available funds an amount equal to the portion of the Account Balance related to such Purchased Receivable for application by KBC to the same extent as if Collections pertaining to such Purchased Receivable had actually been received on such date.

4.2.3 If and to the extent that Buyer shall be required for any reason to pay over to the Account Debtor (or any trustee, receiver, custodian or similar official in the event of bankruptcy, etc.) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by Seller and, accordingly, Buyer shall have a claim against Seller for such amount, payable when and to the extent that any distribution from or on behalf of Seller is made in respect thereof.

4.2.4 If on any day, and for any reason, a Purchased Receivable is determined to not have qualified as an Eligible Receivable as of the date such Purchased Receivable was purchased by Buyer from Seller in accordance with this Agreement or at any time thereafter, Seller shall deposit directly into the Segregated Account in immediately available funds an amount equal to the Initial Purchase Price plus any Residual Purchase Price paid with respect to such Purchased Receivable and any and all costs incurred by Buyer in connection with such determination and adjustment, including reasonable fees and disbursements of counsel, within twenty-five (25) days of Seller’s receipt of notice of such determination. Seller shall deposit directly into the Segregated Account any amounts arising under this Section 4.2.4.

SECTION 5
POWER OF ATTORNEY; SERVICING OF PURCHASED RECEIVABLES; ADDITIONAL RIGHTS

5.1    Power of Attorney.  Seller does hereby irrevocably appoint Buyer and its successors and assigns as Seller’s true and lawful attorney in fact, and hereby authorizes Buyer, regardless of whether there has been an Event of Default, (i) to sell assign, transfer, pledge, compromise or discharge the whole or any part of the Purchased Receivables, (ii) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Receivables and to compromise, prosecute or defend any Proceeding relating to the Purchased Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Buyer’s name or Seller’s name, as Buyer may choose, (iii) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Purchased Receivables, (iv) to notify all Account Debtors with respect to the Purchased Receivables to pay Buyer directly, (v) to receive, open and dispose of all mail addressed to Seller for the purpose of collecting Purchased Receivables, (vi) to endorse Seller’s name on any checks or other forms of payment on the Purchased Receivables, (vii) to execute on behalf of Seller any and all instruments, documents, financing statements and the like to perfect Buyer’s interests in the Purchased Receivables, as set forth herein, and (viii) to do all acts and things necessary or expedient in furtherance of any such purposes. If Buyer receives a wire transfer or item which is payment for both a Purchased Receivable and another Receivable, the funds shall first be applied to the Purchased Receivable and, so long as there does not exist an Event of Default or an event that with notice, lapse of time or otherwise would constitute an Event of Default, the excess shall be remitted to Seller. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Seller to Buyer hereunder shall be applicable with respect to all Purchased Receivables.

5.2    Servicing of Purchased Receivables. Subject to Buyer’s ownership of the Purchased Receivables, KBC shall have the sole right to service, administer and collect the Purchased Receivables, to assign such right and to delegate such right to others. In consideration of Buyer’s purchase of the Purchased Receivables, Seller agrees to cooperate fully with Buyer and/or KBC to facilitate the full and proper performance of such duties and obligations for the benefit of Buyer, RCA and/or KBC. To the extent that Buyer, individually or through KBC, has granted or grants powers of attorney to RCA or to KBC, Seller hereby grants a corresponding power of attorney on the same terms to RCA or KBC. Seller hereby acknowledges and agrees that Buyer, in all of its capacities, may assign to RCA, which in turn may assign to KBC for the benefit of RCA such powers of attorney and other rights and interests granted by Seller to Buyer pursuant to Section 5.1 hereof, and agrees to cooperate fully with KBC in the exercise of such rights.

5.3    Rights of Buyer; Enforcement Rights.

5.3.1 Buyer shall have no obligation to account for, to replace, to substitute or to return any Receivables to Seller. Buyer shall have no obligation to account for, or to return to Seller, Collections, or any interest or fees collected pursuant thereto, without regard to whether such Collections and fees are in excess of the Initial Purchase Prices paid for such Purchased Receivables.

5.3.2 Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables, and all of Buyer’s right, title and interest in, to and under this Agreement, on whatever terms Buyer shall determine.

5.3.3 Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables and, except as expressly set forth in the this Agreement, shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

SECTION 6
CONDITION TO PURCHASES

6.1    Conditions Precedent to Initial Purchases. The initial purchase of Purchased Receivables under this Agreement is subject to the condition precedent that Buyer shall have received each of the following (with copies to KBC), on or before the date of such purchase, each in form and substance satisfactory to Buyer and KBC:

6.1.1 This Agreement, duly executed by the parties hereto, together with evidence reasonably satisfactory to Buyer that all conditions precedent to the initial purchase of Purchased Receivables shall have been met;

6.1.2 Certificates of officers of Seller certifying (i) a copy of the resolutions of its Board of Directors, or similar governing body, approving this Agreement to be delivered by it hereunder and the transactions contemplated hereby; (ii) the names and true signatures of the officers authorized on its behalf to sign this Agreement to be delivered by it hereunder, (iii) a copy of its by-laws or operating agreement, as the case may be, and (iv) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

6.1.3 Seller’s certificate of incorporation or formation, as the case may be, duly certified by the appropriate government official in the state where Seller is organized, as of a recent date acceptable to Buyer;

6.1.4 If necessary, acknowledgment copies or time stamped receipt copies, of the proper financing statements that have been duly executed and name Seller as the debtor and Buyer as the secured party and purchaser of the Receivables or other, similar instruments or documents, which will be assigned to RCA to the extent that such receivables are purchased by RCA under the Sale and Contribution Agreement,  as may be necessary or desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Buyer’s ownership interest in all Receivables in which an ownership interest may be assigned to it hereunder; and

6.1.5 Such other agreements, instruments, UCC financing statements, certificates, opinions and other documents as Buyer or KBC may reasonably request.

6.2 Conditions Precedent to All Purchases Each purchase under this Agreement is subject to the condition precedent that the agreement of Seller to sell Receivables, and the agreement of Buyer to purchase Receivables, shall not have terminated under the terms of this Agreement, and shall be subject further to the conditions precedent that:

6.2.1 In the case of each purchase, Seller shall have delivered to KBC prior to such purchase (i) all Receivables Invoices with respect to the immediately preceding calendar month and (ii) an Offer Notice, together with such additional information as may be reasonably requested by Buyer or KBC;

6.2.2 Seller shall have delivered acknowledgment copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Purchased Receivables previously granted by Seller;

6.2.3 Seller shall have delivered to Buyer any and all financial statements of Seller required under this Agreement or reasonably requested by Buyer;

6.2.4 Prior to the sale of any Receivables hereunder, Seller shall (i) execute all other agreements, instruments, notices, forms and documents and shall perform all further acts which Buyer may require with respect to the Purchased Receivables to ensure compliance with the Assignment of Claims Act, and all applicable regulations issued pursuant thereto, (ii) cause to be filed or submitted with the Government any and all agreements, instruments, notices, forms and documents required pursuant to the Assignment of Claims Act and all applicable regulations issued pursuant thereto, and (iii) have received, prior to the sale of any Purchased Receivables under this Agreement, any and all necessary and applicable approvals and consents from the Government pursuant to Assignment of Claims Act and all applicable regulations issued pursuant thereto;

6.2.5 Since September 30, 2008, no event or events shall have occurred which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

6.2.6 No Event of Default or shall have occurred and be continuing or be imminent or pending or result from the purchase of the Purchased Receivables;

6.2.7 Buyer shall have received any information reasonably requested by it under or in connection with the USA Patriot Act;

6.2.8 Buyer shall have completed any due diligence or shall have received and be satisfied in its sole discretion with any and all confirmations related to Seller as an Eligible Contractor or the Receivables as Eligible Receivables;

6.2.9 Buyer shall have completed and be satisfied in its sole discretion of any and all due diligence performed by Buyer relating to Seller, the Receivables or any transactions contemplated herein, and Buyer shall have approved the invoice relating to, and be satisfied with, the Initial Purchase Price being paid by Buyer for each Purchased Receivables sold under this Agreement;

6.2.10 Seller shall have been found to have met any and all requirements of the Underwriter’s annual review set forth in the Contractor Review Agreement.

6.2.11 The representations and warranties contained herein are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct in all material respects as of such earlier date).

6.3    Certification as to Representations and Warranties.  Seller, by accepting the Initial Purchase Price paid for each purchase of Purchased Receivables on any day, shall be deemed to have certified that its representations and warranties contained herein are true and correct on and as of such day, with the same effect as though made on and as of such day (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct in all material respects as of such earlier date).

6.4    Effect of Payment of Purchase Price.  Upon the payment of the Initial Purchase Price for any purchase of Purchased Receivables, title to such Purchased Receivables shall vest in Buyer, whether or not the conditions precedent to such purchase were in fact satisfied; provided that Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by Seller in fact to satisfy any such condition precedent.

SECTION 7
REPRESENTATIONS AND WARRANTIES

7.1    Representations and Warranties.  In order to induce Buyer to enter into this Agreement and to make purchases thereunder, Seller hereby represents and warrants as follows:

7.1.1 Organization and Good Standing.  Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

7.1.2 Due Qualification.  Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and could not reasonably be expected to have, a Material Adverse Effect.

7.1.3 Power and Authority; Due Authorization.  Seller (A) has all necessary power, authority and legal right to (i) execute and deliver this Agreement, (ii) carry out the terms of this Agreement, and (iii) sell and assign the Receivables on the terms and conditions herein provided and (B) has been duly authorized by all necessary corporate and other action to the execute, deliver and perform its obligations under this Agreement.

7.1.4 Binding Obligations.  This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding.

7.1.5 No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under Seller’s articles of incorporation or certification of formation, by-laws or operating agreement, each as the case may be, or any other Obligation, (ii) result in the creation or imposition of any Lien upon Seller’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any applicable law.

7.1.6 No Proceedings.  There is no litigation, Proceeding or investigation pending or, to the best of Seller’s knowledge, threatened, before any governmental authority or arbitrator (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the sale and assignment of the Receivables, the collectibility of the Receivables or the consummation of any of the other transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

7.1.7 Government Contract Regulatory Matters.

7.1.7.1   Compliance with Contract Requirements.  (i) Seller has fully complied with all material terms and conditions of each Government Contract to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder, (ii) Seller has complied with all statutory and regulatory requirements, including, without limitation, the Federal Property and Administrative Services Act, the FAR, any applicable agency specific acquisition regulation, related cost principles, and the cost accounting standards, where and as applicable to each of the Government Contracts and the Government Contract Bids, and (iii) the representations, certifications and warranties made by Seller with respect to the Government Contracts or Government Contract Bids were accurate as of their effective dates and Seller has fully complied in all material respects with all such certifications.  Seller has not received a substantially adverse or negative government past performance evaluation or rating for the past ten (10) years that could be reasonably expected to adversely affect the evaluation by the Government or proposals for future Government Contracts.

7.1.7.2   Notice of Non-Compliance. With respect to any Government Contract with Seller, neither the Government, any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified Seller in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, including, without limitation, the Procurement Integrity Act, the Service Contract Act, the Trade Agreements Act and the Buy American Act, that could be reasonably expected to adversely affect the collectability of any Purchased Receivable or adversely affect the award of Government Contracts to Seller in the future.

7.1.7.3   False Claims, Defective Pricing and Requests for Pricing Reductions.  Seller is not party to any ligation and has taken no action that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a material reduction in the price of any Government Contracts.

7.1.7.4   Termination for Default or Convenience.  (i) Seller has not received any written or oral show cause, cure, deficiency, default or similar notice relating to any Government Contracts, (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved with respect to any Government Contract or Government Contract Bid, and no event, condition or omission has occurred or exists that would constitute grounds for such action, (iii) no past performance evaluation received by Seller with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof, (iv) there has not been any material withholding or setoff under any Government Contract, (v) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date and (vi) none of the execution, delivery or performance of this Agreement and any other consents, certificates or deliverables required herein does or will conflict with or result in a material breach of or default under any Government Contract or cause a termination of any Government Contract due to loss of preferential status.  Seller has not received any written or oral notice terminating any of the Government Contracts for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

7.1.7.5   Disputes and Claims.  Seller has not received any written notice of any outstanding material claims or contract disputes to which Seller is a party (i) relating to the Government Contracts or Government Contract Bids and involving either the Government, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

7.1.7.6   Suspension and Debarment.  Neither Seller, any of Seller’s affiliates nor any of Seller’s respective managers, directors, officers or employees in connection with the performance of the duties for or on behalf of Seller or any of Seller’s affiliates has been debarred, suspended, proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.  Within the last ten (10) years, no debarment, suspension or exclusion proceeding has been initiated against Seller, any of Seller’s affiliates or any of their respective directors, officers or employees in connection with the performance of the duties for or on behalf of Seller or any of Seller’s affiliates.  No circumstances exist that would warrant the institution of suspension or debarment proceedings against Seller, any of Seller’s affiliates or any of their respective managers, directors, officers or employees in connection with the performance of the duties for or on behalf of Seller or any of Seller’s affiliates.

7.1.7.7   Responsibility Determinations. No negative determination of responsibility has been issued against Seller since its inception with respect to any quotation, bid or proposal for a Government Contract.

7.1.7.8   Audits, Investigations and Enforcement Actions.  Except as described in Schedule 7.1.7.8 attached hereto, no audit, review, inspection, investigation, survey or examination of Seller’s records by the Government is threatened or pending; (ii) Seller has not received any official notice that it is being specifically audited or investigated by the Government Accountability Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the U.S. Department of Justice (including any U.S. Attorney); and (iii) Seller has not received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records described in the attached schedule, has revealed any fact, occurrence or practice which could reasonably be expected to adversely effect Seller.

7.1.7.9   Disclosure.  Seller has not made any disclosure to the Government or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a material requirement of a Government Contract, any apparent or alleged material irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation relating to a Government Contract or Government Contract Bid.

7.1.7.10  No Violations.  Seller has not engaged in or been charged with, or received or been advised in writing of any charge, investigation, claim or assertion of, nor has Seller nor any of its directors, officers or employees in their capacities as such been subject to any criminal indictment or information, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Government Contract or Government Contract Bid, including material violations of any statutory or regulatory requirements or violations of any applicable laws relating thereto.

7.1.7.11  No Litigation.  Seller has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) a claim for price adjustment under the Truth in Negotiations Act; or (ii) any other request for a material reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing.  To Seller’s best knowledge, there exists no basis for a claim of any liability of Seller by the Government as a result of defective cost and pricing data submitted to the Government. Seller is not participating in any pending claim and Seller is unaware of any potential claim under the Contract Disputes Act against the Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

7.1.7.12  DCAA-Approved Rates.  All Direct Costs and Indirect Cost rates are being billed by Seller under the Government Contracts consistent with DCAA-approved rates or provisional rate agreements.

7.1.7.13 National Security Obligations.  Seller is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

7.1.7.14  No Events of Omissions.  To Seller’s best knowledge, there are no events or omissions that would reasonably be expected to result in (i) a material claim against Seller by the Government or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid; or (ii) a material dispute between Seller and the Government or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid.

7.1.7.15 Losses and Cost Overruns; No Improper Payments.  No Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding fifty thousand dollars ($50,000).  No payment has been made by Seller, or by a Person acting on Seller’s behalf, to any Person (other than to any bona fide employee or agent of Seller, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other applicable laws.

7.1.7.16 Costs Allowable.  All of Seller’s costs (both Direct Costs and/or Indirect Costs) that have been, prior to the date hereof, charged to any Government Contract are allowable in accordance with applicable cost accounting standards (except for costs properly charged to a reserve account appearing on Seller’s balance sheet as of the close of September 30, 2008).

7.1.8 Assignment of Claims Act.  Prior to each sale of Purchased Receivables hereunder, all steps shall have been taken necessary or appropriate under the Assignment of Claims Act to insure that (i) each Purchased Receivable being sold has been validly assigned to Buyer, or Buyer’s designee, (ii) Seller has validly assigned such Purchased Receivables to Buyer, or Buyer’s designee, and (ii) all payments and Collections with respect to such Purchased Receivables have been validly directed to be made directly to the Segregated Account.

7.1.9 Government Approvals.  Except as set forth or required herein, no governmental action, approval or consent is required for the due execution, delivery and performance by Seller of this Agreement.

7.1.10 Quality of Title; Valid Sale; No Other Liens.

7.1.10.1 Seller is the sole legal and beneficial owner of the Receivables, free and clear of any Lien. Without limiting the generality of the foregoing, no security agreement, financing statement or other public notice with respect to all or any part of the Receivables that evidences a Lien securing any indebtedness of Seller is on file or of record in any public office, except such as may have been filed in favor of Buyer pursuant to this Agreement.

7.1.10.2 Seller acquired its rights in the Receivables in good faith without notice of any Lien as defined in the UCC, except as set forth in Section 7.1.10.1 hereof.

7.1.10.3 Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering the Receivables other than any financing statements relating to any Receivables sold to Buyer hereunder.

7.1.10.4 There are no judgment lien or tax lien filings against Seller. Except as set forth in this Agreement, Seller has not, pledged, assigned, sold, granted a security interest in or otherwise conveyed or disposed of any interest in any of the Receivables.

7.1.10.5 Each Receivable constitutes an “account” as such term is defined in the UCC.

7.1.11 Accuracy of Information.  Each report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of it to Buyer or KBC in connection with this Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.

7.1.12 Offices; Billing Address.  The principal place of business and chief executive office of Seller, and the location where Seller keeps all of its books, records and documents evidencing or relating to Purchased Receivables, is located at the address set forth on the first page of this Agreement. Seller has a billing address located in the United States, its territories or possessions.

7.1.13 Maintenance of Books and Records.  Seller has accounted for each sale of Purchased Receivables in its books and financial statements as sales, consistent with GAAP.

7.1.14 Solvency.  Seller is Solvent; and at the time of (and immediately after) each sale pursuant to this Agreement it shall be Solvent.

7.1.15 Compliance with this Agreement.  Seller has complied with all of the terms, covenants and agreements contained in this Agreement applicable to it.

7.1.16 Corporate Name.  Seller’s complete corporate name is as forth on the first page of this Agreement, and Buyer does not use and has not during the last six (6) years used any other corporate name, trade name, doing business name or fictitious name.

7.1.17 Eligible Receivables.  Each Purchased Receivable sold by it to Buyer hereunder that is designated as an Eligible Receivable on any Invoice Remittal is in fact an Eligible Receivable.

7.1.18 No Termination Events.  No event has occurred and is continuing, or would result from a purchase, in respect of the Receivables or from the application of proceeds therefrom, which would cause the early termination of this Agreement.

7.1.19 No Consents.  Subject to Section 6.2.4 hereof, no authorization, consent, license, order or approval of, or registration or declaration with, any governmental authority or other Person is required to be obtained, effected or made by Seller in connection with the execution and delivery by Seller of this Agreement or its performance of its obligations under this Agreement or the transactions contemplated hereby, or for the exercise by Buyer of its rights hereunder except, for filings required hereunder and those that have been obtained, effected or made.

7.1.20 No Default.  No Event of Default has occurred and is continuing, both before and immediately after giving effect to this Agreement.  Seller is not in default in the performance, observance or fulfillment of any contractual obligations applicable to it or its property.

7.1.21 ERISA.  If has complied in all material respects with ERISA and has not incurred and does not expect to incur any liabilities to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.  Seller is not a sponsor of, or a member of a controlled group of any Person that is a sponsor of, any Plan.

7.1.22 Anti-Money Laundering Laws; Patriot Act.  Seller is in compliance, in all material respects, with the (a) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) any applicable anti money laundering laws and regulations, including the USA Patriot Act.

7.1.23 Taxes  Seller has filed or caused to be filed all federal and material state, local and foreign tax returns which are required to be filed with any governmental authority after giving effect to applicable extensions, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due other than those (a) not yet delinquent or (b) being diligently contested in good faith by appropriate Proceedings as to which adequate reserves have been provided in accordance with GAAP and which if unpaid, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No tax return is under audit or examination by any governmental authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any governmental authority, except such audits, examinations or claims that have been disclosed to Buyer in writing, none of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller believes that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are adequate.

7.1.24 True and Complete Disclosure.

7.1.24.1 Neither this Agreement nor any agreement, document, certificate or written statement furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby, at the time it was furnished, contained any untrue statement of  material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading, it being understood that for purposes of this Section 7.1.24.1, such factual information and data shall not include pro forma financial information or projections (including financial estimates, forecasts and other forward looking information or information of a general economic or general industry nature).

7.1.24.2 The written projections (including any financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by the Person making such projections to be reasonable at the time made, it being recognized by Buyer that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.1.25 Material Adverse Effect. Since September 30, 2008, there have been no events, circumstances, developments or other changes in facts that, individually or in the aggregate, would have or could reasonably be expect to result in a Material Adverse Effect.

7.1.26 Environmental Matters. (a)  The operations of Seller are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in liabilities exceeding ten thousand dollars ($10,000) in the aggregate, (b) Seller is not party to, and no real property currently or, to the knowledge of Seller, previously owned, leased, subleased, operated or otherwise occupied by or for Seller is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of Seller, threatened, order, action, investigation, suit, Proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in liabilities exceeding ten thousand dollars ($10,000) in the aggregate, (c) no Lien in favor of any governmental authority securing, in whole or in part, environmental liabilities has attached to any property of Seller and, to the knowledge of Seller, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) Seller has not caused or suffered to occur a release of hazardous materials at, to or from any real property of Seller and each such real property is free of contamination by any hazardous materials except for such release or contamination that could not reasonably be expected to result, in the aggregate, in liabilities exceeding ten thousand dollars ($10,000) in the aggregate, (e) Seller (i) is not or has not been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) does not know of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under any Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in liabilities exceeding ten thousand dollars ($10,000) in the aggregate and (f) Seller has made available to Buyer copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential environmental liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

7.1.27 Transfer Filings.  Each Purchased Receivable been validly sold or contributed to Buyer free and clear of all Liens and rights of others; all filings (including filings under the UCC) necessary in the United States to give Buyer an ownership interest in such Purchased Receivables have been duly executed and delivered to Buyer; all such filings indicate that they are being made in order to perfect absolute assignments (rather than pledges) of the Purchased Receivables; and all fees in connection with such filings have been paid.

7.1.28 Eligible Receivables; Eligible Contractor.  Each Purchased Receivable sold by Seller hereunder shall at the time of such sale meet in all respects all requirements to constitute an “Eligible Receivable” within the definition of such term set forth herein. Without limiting the foregoing, Seller meets or shall at the time of such sale of any Purchased Receivables shall meet in all respects the requirements to constitute an “Eligible Contractor” within the definition of such term set forth herein.

7.1.29 Origination of Purchased Receivables.  All Purchased Receivables purchased or to be purchased by Buyer (a) were originated or shall at the time of such purchase have been originated in the regular course of business of Seller in accordance with applicable laws and (b) were or will be purchased Buyer from Seller and no adverse selection procedures have been or will have been utilized in selecting such Purchased Receivables from all other similar Receivables owned by Seller.

SECTION 8
COVENANTS

8.1    Affirmative Covenants.  From the date hereof until the termination of this Agreement:

8.1.1 Compliance with Laws, Etc.  Seller will comply in all material respects with all applicable laws, including those with respect to the Receivables, except where noncompliance could not reasonably be expected to have a Material Adverse Effect, and Seller shall provide Buyer with a Compliance Certificate (i) on a quarterly basis to be received by Buyer not later than the fifth calendar day following each calendar quarter, and (ii) on a more frequent or other basis if and as requested by Buyer.

8.1.2 Preservation of Corporate Existence.  Seller will preserve and maintain its corporate or limited liability existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation or organization in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

8.1.3 Audits.  (A) Seller will at any time and from time to time during regular business hours, permit Buyer or KBC or any of its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Purchased Receivables, (ii) to visit its offices and properties for the purpose of examining such materials described in clause (A)(i) above, and to discuss matters relating to Purchased Receivables or its performance hereunder with any of its officers or employees having knowledge of such matters, and (iii) to verify the existence and amount of the Purchased Receivables; and (B) without limiting the provisions of clause (A) above, from time to time on request of KBC, permit certified public accountants or other auditors acceptable to KBC to conduct, at Seller’s expense, a review of its books and records with respect to the Purchased Receivables; provided that unless this Agreement is terminated early, Seller shall not be responsible for the cost of more than three (3) such audits during the twelve (12) month period beginning on the date of the initial purchase of Purchased Receivables, or one such audit in any calendar year thereafter.

8.1.4 Keeping of Records and Books of Account.  Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each new Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable). Further, Seller shall indicate in its consolidated financial statements and computer records that the Purchased Receivables have been absolutely transferred, conveyed, sold and assigned to Buyer or its designee, and Seller will not otherwise claim in its records ownership of any of the Purchased Receivables or the proceeds thereof. Seller shall not take any action that is inconsistent with Buyer’s ownership of the Purchased Receivables. Without limiting the foregoing, Seller shall treat the sale of the any Purchased Receivables as a sale for federal, state and local income tax purposes.

8.1.5 Financial Statements; Reports.  Seller shall furnish or cause to be furnished to Buyer (i) within ninety (90) days after the end of each fiscal year of Seller commencing with the fiscal year ending 2009, the audited balance sheet of Seller (or, if audited financial statements are not available, unaudited balance sheet and unaudited combined statements of income, stockholder or member equity and cash flows of Seller together with a certificate of an officer of Seller, to the effect that such financial statements present fairly in all material respects the financial positions of Seller as at the end of the fiscal year and the results of operations for the fiscal year then ended in conformity with GAAP)  as at the end of, and the related audited combined statements of income, stockholder or member equity and cash flows for, such fiscal year, together with a certificate signed by an officer of Seller, to the effect that such financial statements, present fairly in all material respects the consolidated financial condition and results of operation of Seller as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and (ii) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Seller, commencing with the fiscal quarter ending March 31, 2009, the unaudited consolidated balance sheets of Seller and the related unaudited consolidated statements of income, stockholder or member equity and cash flows of Seller for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter, together with a certificate signed by an officer of Seller, to the effect that such financial statements present fairly in all material respects the financial positions of Seller as at the end of the fiscal quarter and the results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

8.1.6 Due Diligence.  Seller agrees to satisfy or cause to be satisfied any and all due diligence or confirmation requests of Buyer or KBC related to this Agreement, as deemed necessary in Buyer’s or KBC’s sole discretion.

8.1.7 Deemed Collections; Repurchase.  If it is determined that Seller is obligated to Buyer or its designee any amounts with respect to any Deemed Collections or repurchase amounts arising pursuant to Section 4.2 hereunder, Seller will, within two (2) Business Days of such determination, pay such amounts to the Segregated Account. Seller shall also pay promptly to the Segregated Account upon demand any reasonable out-of-pocket expenses incurred by Buyer or KBC in connection with any such Deemed Collection or repurchase, including reasonable fees and disbursements of counsel. All payments under this Section 8.1.7 shall be paid by Seller in immediately available funds directly to the Segregated Account, without any withholding, deduction, set-off or counterclaim.

8.1.8 Notices.  Seller will give written notice to Buyer and KBC promptly, but in any event within three (3) Business Days, upon becoming aware of the occurrence of (i) any Event of Default or pending or anticipated Event of Default; (ii) the submission of any claim or the initiation or threat of any legal process or Proceeding, or rule making or disciplinary proceeding by or against Seller, or the promulgation of any proceeding or any proposed or final rule which could reasonably be expected to have a Material Adverse Effect; (iii) any damage to or loss, elimination or destruction of any portion of the Purchased Receivables or (iv) the receipt of notice that (a) any license, permit, charter, registration or approval necessary for the conduct of Seller’s business is to be, or may be, suspended or revoked or (b) Seller is to cease and desist any practice, procedure or policy employed by Seller in the conduct of its business, and such suspension, revocation or cessation may reasonably be expected to have a Material Adverse Effect.

8.1.9 Maintenance of Insurance.  (A) Seller shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to Seller’s property and business (including policies of life (including “key man” coverage, as applicable), fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not affiliates of Seller) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of Seller’s business and in any event in form and substance reasonably acceptable to Buyer and (ii) cause all such insurance relating to any property or business Seller to name Buyer, as additional insured or loss payee, as appropriate and shall use its commercially reasonable efforts to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty (30) days (or ten (10) days in the case of a payment default) notice thereof to Buyer. Buyer shall be entitled, upon reasonable advance notice, to review Seller’s insurance policies carried and maintained with respect to the Grantors’ obligations under this Section 8.1.9.  Upon request, Seller shall furnish Buyer with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.  Notwithstanding anything to the contrary herein, no provision of this Section 8.1.9 or any provision of this Agreement shall impose on Buyer any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Seller, nor shall Buyer be responsible for any representations or warranties made by or on behalf of Seller to any insurance broker, company or underwriter. Buyer, at its sole option, may obtain such insurance if not provided by Seller and in such event, Seller shall reimburse Buyer upon demand for the cost thereof together with interest.  Seller shall also carry and maintain, should Seller’s risk profile change during the term of this Agreement, any other insurance that Buyer may reasonably require from time to time.

8.1.10 Location of Records.  Seller will keep its principal place of business and chief executive office, and the offices where it keeps its records concerning the Purchased Receivables, at its address set forth on the first page of this Agreement or, upon thirty (30) days’ prior written notice to KBC, at such other locations acceptable to Buyer and KBC.

8.1.11 Further Assurances.  Seller, upon the reasonable request of Buyer, shall duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of Seller, such further agreements, documents and instruments, and do such other acts and things, as may be necessary or reasonably requested by Buyer to carry out the provisions and purposes of this Agreement.

8.1.12 Maintenance of Licenses.  Seller shall maintain all licenses, permits, charters and registrations the loss or suspension of which could reasonably be expected to have a Material Adverse Effect.

8.2    Negative Covenants.  From the date hereof until the termination of this Agreement without Buyer’s prior written consent:

8.2.1 Sales, Liens, Etc.  Seller will not, except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Purchased Receivable or any interest therein.

8.2.2 Extension or Amendment of Receivables.  Seller will not extend, amend or otherwise modify, or permit any Person to extend, amend or otherwise modify, the terms of any Purchased Receivable.

8.2.3 Change in Business or Credit and Collection Policy.  Seller will not make any change in the character of its business, which change could impair the collectibility of any Purchased Receivable or otherwise adversely affect the interests or remedies of Buyer under this Agreement or result in a Material Adverse Effect.

8.2.4 Termination.  Seller will not terminate, or take or permit any action that would cause the termination of this Agreement other than in accordance with the terms herein.

8.2.5 Consolidation; Merger.  Seller will not consolidate or merge with or into any other Person or convey, transfer or dispose of its properties and assets in one or more transactions substantially as an entirety to any Person, or wind up, liquidate or dissolve its affairs. Seller may consolidate or merge with or into any other Person if the officers and directors of the Seller do not change.

8.2.6 Impair Effectiveness.  Seller will not permit the validity or effectiveness of this Agreement to be impaired, or permit any Person (other than Buyer) to be released from any covenants or obligations with respect to this Agreement, except as may be expressly permitted hereby.

8.2.7 Prohibited Transactions. Seller will not engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any Plan; or permit any Plan to incur any “accumulated funding deficiency”, as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of Seller pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan which could result in the imposition of a Lien on any property of Seller pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.

8.2.8 Instructions to Account Debtors.  Seller will not provide any instructions to Account Debtors contrary to the requirement that Collections be deposited directly into the Segregated Account.

8.2.9 Waiver of Stay or Execution of Laws.  Seller covenants (to the extent it may lawfully do so) that is shall not at any time insist upon, or please, or in any manner whatsoever claim or take the benefit or advantage of, any stay or execution law, including filing a voluntary petition under Chapter 11 of the Bankruptcy Code, wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of or the exercise of any remedies under this Agreement. Seller (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to Buyer, but shall suffer and permit the execution of every such power as though no such law had been enacted.

8.2.10 Mergers, Acquisitions, Sales, Etc.  Seller will not (i) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person without the consent of Buyer or (ii) sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables or any interest therein (other than pursuant hereto or to this Agreement). Seller may be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any Person if the officers and directors of the Seller do not change.

SECTION 9
DEFAULT

9.1   Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

9.1.1 Seller fails to pay any amount owed to Buyer or its designee as and when due under this Agreement or otherwise;

9.1.2 There shall be commenced by or against Seller any voluntary or involuntary case under the Bankruptcy Code, any assignment for the benefit of creditors or appointment of a receiver or custodian for any of its assets;

9.1.3 Seller shall not be Solvent, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital;

9.1.4 Any voluntary Lien, garnishment, attachment or the like is issued against or attaches to the Receivables;

9.1.5 Seller shall breach any condition, warranty, representation or covenant set forth herein other than as set forth in Section 9.1.1, unless the same is cured to Buyer’s satisfaction within five (5) days after Buyer has given Seller oral or written notice thereof; provided, that if such breach is incapable of being cured within such five (5)-day cure period, it shall constitute an immediate default hereunder;

9.1.6 Seller is not in compliance with, or otherwise is in default under, any term of any document, instrument or agreement evidencing a debt, obligation or liability of any kind or character of Seller, now or hereafter existing, in favor of Buyer or any division or affiliate of Buyer, regardless of whether such debt, obligation or liability is direct or indirect, primary or secondary, joint, several or joint and several or fixed or contingent, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof;

9.1.7  This Agreement or any material provision herein shall terminate in whole (except in accordance with the terms hereof), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Buyer or Seller; or

9.2   Remedies upon Default.  Upon the occurrence of an Event of Default, (i) without implying any obligation to buy Receivables, Buyer my cease buying Receivables or extending any financial accommodations to Seller, (ii) all or a portion of the Seller Obligations shall be, at the option of and upon demand by Buyer, or with respect to an Event of Default described in Section 9.1.2 hereof, automatically and without notice or demand, due and payable in full, and (iii) Buyer shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 5.1 hereof with respect to the Purchased Receivables and the right to collect, dispose of, sell, lease, use and realize upon such Purchased Receivables in any commercially reasonable manner. Seller and Buyer agree that any notice of sale required to be given to Seller shall be deemed to be reasonable if given five (5) days prior to the date on or after which the sale may be held.

SECTION 10
MISCELLANEOUS

10.1   Accrual of Interest.  If any amount owed by Seller hereunder is not paid when due, including, without limitation, any Deemed Collections or repurchases due under Section 4.2 hereof or amounts due under Section 10.2 hereof, such amounts shall bear interest at a per annum rate equal to the PAF Rate until the earlier of (i) payment in immediately available funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

10.2   Fees, Costs and Expenses.  Seller will pay to Buyer immediately on demand all fees, costs and expenses (including attorneys’ and professional fees and their costs and expenses) that Buyer or its designee incurs or may impose in connection with any of the following: (i) preparing, negotiation, administering and enforcing this Agreement or any other agreement executed in connection with this Agreement, including any amendments, waivers or consents, (ii) any litigation or dispute (whether instituted by Buyer, Seller or any other Person) about the Purchased Receivables, this Agreement or any other agreement executed in connection with this Agreement, (iii) enforcing any rights against Seller, any guarantor or any Account Debtor, (iv) protecting or enforcing its interest in the Purchased Receivables, (v) collecting the Purchased Receivables and the Obligations and (vi) the representation of Buyer or its designee in connection with any bankruptcy case or insolvency proceeding involving Seller, any Purchased Receivable, any Account Debtor or any guarantor.

10.3   Indemnification.

10.3.1    Seller agrees to pay, indemnify and hold Buyer, its designees and their respective directors, officers, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of, relating to or resulting from any of the following (collectively, the “Buyer Indemnified Liabilities”): (i) the failure of any representation or warranty or statement made or deemed made by Seller under or in connection with this Agreement or in any certificate or report delivered pursuant hereto, including, without limitation, any Receivables Invoice, to be true and correct in any material respect when made or deemed made; (ii) the failure by Seller to perform its Seller Obligations under this Agreement or (iii) the failure by Seller to comply with any Applicable Law, rule or regulation of any governmental authority with respect to the sale, transfer, delivery and assignment of any Purchased Receivables.

10.3.2   Without limiting or being limited by the foregoing, Seller agrees to pay, on demand, to each of Buyer and its directors, officers, employees and agents any and all amounts necessary to indemnify Buyer and its directors, officers, employees and agents from and against any and all Buyer Indemnified Liabilities relating to or resulting from any Proceeding related to any of the matters referred to in Section 10.3.1 hereof or any investigation, litigation or proceeding with respect to any action, or failure to act, by Seller under this Agreement.

10.3.3   Notwithstanding anything in this Section 10.3 to the contrary, Seller shall have no obligation to indemnify any of the Buyer and its directors, officers, employees and agents under this Section 10.3 in respect of Buyer Indemnified Liabilities to the extent resulting from (i) the gross negligence or willful misconduct on the part of Buyer or its directors, officers, employees and agents as determined by the final judgment of a court of competent jurisdiction no longer subject to appeal or (ii) litigation between Buyer and its Buyer and its directors, officers, employees and agents not involving an actual or alleged act or omission of Seller or any of Seller’s affiliates.

10.4   Severability, Waiver and Amendment.  In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Buyer retains all of its rights, even if it makes payment of Initial Purchase Price after a default. If Buyer waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by Buyer at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of Buyer to amend this Agreement or to grant to Seller any waivers or consents.

10.5   Choice of Law.  This Agreement is governed by and interpreted in accordance with the laws of the State of New York, excluding principles of conflict of laws.

10.6   Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any Proceeding or counterclaim arising out of or relating to this Agreement or any agreement or any instrument or document delivered thereunder.

10.7   Notices.  All notices shall be given to Buyer and Seller at the address set forth on the first page of this Agreement, or the facsimile number or email address as the parties may exchange from time to time, and shall be deemed to have been delivered and received (i) if mailed, three (3) calendar days after deposited in the U.S. mail, first class, postage pre-paid, (ii) one (1) calendar day after deposit with an overnight mail or messenger service, or (iii) on the same date of confirmed transmission if sent by hand delivery, facsimile or email.

10.8   Arbitration.  At the request at any time of either party, any controversies concerning this Agreement will be settled by arbitration in accordance with the U.S. Arbitration Act, and under the Commercial Arbitration Rules and Administration of the American Arbitration Association. The U.S. Arbitration Act will supplement New York law, as appropriate, even though this Agreement provides that it is otherwise governed by New York law.

10.9   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors (whether by merger, consolidation or otherwise) and assigns. The provisions of this Agreement are for the benefit of Seller and Buyer and such respective successors and assigns, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Purchased Receivables or under or in respect of this Agreement or any covenants, conditions or provisions contained herein, except as provided in the last sentence of this Section 10.9.  Seller may not assign, transfer or dispose of all or any portion of its rights or obligations hereunder without the prior written consent of Buyer, and any such assignment without the prior written consent of Buyer shall be null and void. Seller hereby consents to the grant by Buyer to RCA of all Buyer’s right, title and interest in and to the Purchased Receivables, including the collateral assignment of any interest of Buyer in and to this Agreement.  Seller understands that Buyer or RCA may grant a security interest in all its right, title and interest in the Purchased Receivables (including the right to all revenues and proceeds of the Purchased Receivables), and its rights under this Agreement, to secure future debt obligations. Seller hereby consents to the grant of such security interest and, in connection therewith, (a) agrees that any such future lender shall be a third party beneficiary of this Agreement, (b) agrees that such lender may have the right to exercise Buyer’s rights and remedies hereunder, (c) agrees that such lender may have the right to foreclose on its security interest in Buyer’s rights under this Agreement and to exercise Buyer’s rights and remedies hereunder, and (d) acknowledges and agrees that it will upon the reasonable request of Buyer agree with such lender that neither this Agreement nor any of the terms hereof may be amended, supplemented, modified or waived without the written consent of such lender.  Seller and Buyer hereby consent to the grant by RCA to KBC of all RCA’s right, title and interest in and to the Purchased Receivables, including the collateral assignment of any interest of RCA in and to this Agreement.

10.10   Term and Termination.  The term of this Agreement shall be from the date hereof to December 31, 2009, and from year to year thereafter unless terminated in writing by Buyer or Seller. Seller and Buyer shall each have the right to terminate this Agreement at any time. Notwithstanding the foregoing, any termination of this Agreement shall not affect Buyer’s security interest, if any, in and ownership of the Purchased Receivables, and this Agreement shall continue to be effective, and Buyer’s rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full.

10.11   Survival of Agreement.  All covenants, agreements, representations and warranties made by Seller herein and/or in the exhibits, schedules, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Buyer and shall survive the sale of any Purchased Receivables to Buyer, regardless of any investigation made by Buyer or any party providing financing to Buyer or on their behalf, and shall continue in full force and effect so long as this Agreement has not been terminated.

10.12   Titles and Section Headings.  The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

10.13   Other Agreements.  The terms and provisions of this Agreement shall not adversely affect the rights of Buyer or any other division or affiliate of Buyer under any other document, instrument or agreement. The terms of such other documents, instruments and agreements shall remain in full force and effect notwithstanding the execution of this Agreement. In the event of a conflict between any provision of this Agreement and any provision of any other document, instrument or agreement between Seller on the one hand, and Buyer or any other division or affiliate of Buyer on the other hand, Buyer shall determine, in its sole discretion, which provision shall apply. Seller acknowledges specifically that any Liens and/or security interests currently securing payment of any obligations of Seller owing to Buyer or any other division or affiliate of Buyer also secure Seller’s obligations under this Agreement, and are valid and subsisting and are not adversely affected by execution of this Agreement. Seller further acknowledges that (i) any collateral under other outstanding security agreements or other documents between Seller and Buyer or any other division or affiliate of Buyer secures the obligations of Seller under this Agreement and (ii) a default by Seller under this Agreement constitutes a default under other outstanding agreements between Seller and Buyer or any other division or affiliate of Buyer.

10.14   Counterparts.  This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same agreement.

10.15   Confidentiality.  Seller and Buyer each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided, that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Buyer, (ii) to the legal counsel and auditors of Buyer and Seller if they agree to hold it confidential and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

10.16   Acknowledgments. Seller hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (ii) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby between Buyer and Seller and (iii) that nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Buyer and Seller.

{Signatures appear on the following page.}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives all as of the day and year first above written, with the specific intention that this Agreement constitute a document under seal.

SELLER:

LATTICE INCORPORATED

By: /s/ Paul Burgess
Name:  Paul Burgess
Title:    President & Chief Executive Officer

BUYER:

REPUBLIC CAPITAL ACCESS, LLC

By: /s/ Timothy J. Gilmore
Name: Timothy J. Gilmore
Title:   CFO

SCHEDULE 7.1.7.8

Audits, Investigations and Enforcement Actions

EXHIBIT A

Initial Purchase Price Rate Adjustment Factors